Exhibit 99.2

VASCO Data Security International, Inc.

Q3 2012 Revenue Estimate and

Full-Year 2012 Guidance Update

Prepared Script

October 9, 2012

Comments by T. Kendall Hunt:

Before we begin the conference call, I would like to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” “PROJECTS” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

Good morning everyone. Earlier today, we issued a press release stating that we expect revenues for the third quarter of 2012 to be approximately $36 million and that we also expect to fall short of our previously published guidance for full year 2012 revenue and operating income as a percent of revenue.

Our current revenue estimate for Q3 2012 of $36 million is approximately 12% lower than our revenues for Q3 2011. The estimate of revenue for the quarter is subject to completion of our normal quarterly review processes, which we expect to complete on or around October 25, 2012.

We currently believe that our revenue for full-year 2012 will be in a range of $150 million to $157 million, down from previous guidance of $175 million or more. We also believe that our operating income, excluding amortization of acquisition-related intangible assets, will be in the range of 11% to 13% of revenue, down from our previous guidance of 13% to 16% of revenue.

We are very disappointed to inform you of this news. The lower than expected revenues for the third quarter and our lower guidance for the full-year 2012 reflects the fact that our order intake in the third quarter of 2012, for delivery in both the third and fourth quarters of 2012, was below our expectations. We believe that the shortfall in order intake is primarily related to timing of the receipt of orders from the banking market. We do not believe that the shortfall in order intake reflects a fundamental weakening of either the global banking market or our competitive position in that market. Many of the purchase orders our sales organization had expected to receive from the procurement departments of our banking customers failed to materialize during the third quarter. We believe that they were delayed for a number of reasons including, but not limited to the unanticipated delays and increased complexity of the procurement processes of our customers. In these uncertain economic times, it appears that our customers are being more demanding relative to the terms of the deals and more cautious in the issuance of purchase orders. It is important to note that we have not received cancellations of the orders, just delays. We expect that most if not all of the delayed purchase orders will be issued either in Q4 or early in 2013. That said, given the limited time remaining in the year such delayed orders, even if received in Q4, may not result in Q4 revenues.

While the forecast processes inevitably include a significant amount of subjective judgment relative to both the amount and timing of orders from customers, which leads to inherent uncertainty, the current result is unacceptable to executive management and we believe we must and can do a better job forecasting in the future. Executive management is actively evaluating our forecasting processes, and will be implementing new processes and taking other actions to improve our forecasting. I will provide you an update on actions taken at our regular earnings conference call at the end of the month. Notwithstanding this immediate disappointment, our pipeline of new orders remains strong and we are encouraged by the fact that we continue to participate in a number of significant RFP’s and expect to win many of these opportunities.

At this time, I would like to open the call to your questions, operator.